AMENDED SCHEDULE A

dated July 23, 2019

to the

Compliance Services Agreement

dated June 5, 2012

between

ULTIMUS MANAGERS TRUST

and

ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

Fees. Ultimus shall receive the fees described below, which are computed and payable monthly.

Base Fee:	$12,000 per year for each series of the Trust.

Asset-Based Fee:	0.01% per annum on average net assets of each series in excess of $100 million.

Out-of-Pocket Expenses. The fees set forth above shall be in addition to the payment of reasonable out-of-pocket expenses, as provided for in Section 3 of the Agreement.

TRUST SERIES

Adler Value Fund	Marshfield Concentrated Opportunity Fund
Alambic Mid Cap Plus Fund	Meehan Focus Fund
Alambic Small Cap Plus Fund	Ryan Labs Core Bond Fund
Blue Current Global Dividend Fund	Ryan Labs Long Credit Fund
HVIA Equity Fund	Stralem Equity Fund
Karner Blue Animal Impact Fund	Wavelength Interest Rate Neutral Fund
Kempner Multi-Cap Deep Value Fund	Waycross Long/Short Equity Fund
Ladder Select Bond Fund
Lyrical U.S. Value Equity Fund

IN WITNESS WHEREOF, the parties hereto have executed this amended Schedule A as of the date first above written.

ULTIMUS MANAGERS TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ David R. Carson	By:	/s/ Kurt Krebs
Name:	David R. Carson	Name:	Kurt Krebs
Title:	President	Title:	Vice President and Chief Financial Officer